Exhibit 8.1


        Mangan, Dalton, Trenkle, Rebein & Doll Chartered
                            Attorneys
                         208 West Spruce
                 Dodge City, Kansas  67801-4425
                         (316) 227-8126
                       FAX (316) 227-8451


May 2, 1994


via UPS Next Day Air


Fourth Financial Corporation
100 North Broadway
Wichita, Kansas  67202


RE:  FOURTH FINANCIAL CORPORATION
     REGISTRATION STATEMENT ON FORM S-4


Gentlemen:

We are acting as special counsel to First Dodge City Bancshares, Inc., ("First Dodge"), Metro Bancshares, Inc. ("MBI"), and First National Bank and Trust Company in Dodge City ("First National"), in connection with the proposed simultaneous mergers of First Dodge, MBI, First National Bancshares of Dodge City, Inc. ("FNB"), into Fourth Financial Corporation ("Fourth Financial") and First National into BANK IV Kansas, National Association ("BANK IV Kansas") (collectively, the "Mergers") pursuant to the terms of an Agreement and Plan of Reorganization dated as of February 2, 1994, among Fourth Financial, First Dodge, FNB, MBI, First National, Metro Bank of Broken Arrow, and the stockholders of First Dodge (the "Agreement").

We have examined and are familiar with the originals or copies, the authenticity of which has been established to our satisfaction, of all documents, including, but not limited to, the Agreement, Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission, corporate records, and other instruments, we have deemed necessary to express the opinion hereinafter set forth.

Based upon the foregoing, and upon consideration of applicable federal income tax laws, and subject to the additional qualifications, assumptions and limitations hereinafter set forth, we are of the opinion that the description in the Registration Statement under the caption "Federal Income Tax Consequences," to the extent it involves matters of law or states our opinion, is correct in all material respects.


Fourth Financial Corporation
RE:  REGISTRATION STATEMENT
May 2, 1994
Page 2

___________________________________


The opinion expressed above is subject to the following additional qualifications, assumptions, and limitations:


          (a) The opinion expressed herein assumes Fourth Financial has no plan or intention to reacquire any of its stock issued in the Mergers, or to sell or otherwise dispose of any of the assets of the merged entities acquired in the Mergers.

          (b) The opinion expressed herein assumes that, following the Mergers, Fourth Financial and BANK IV Kansas will directly or indirectly continue the historic business of each of the merged entities, and will use a significant portion of the merged entities' historic business assets in such businesses.

          (c) The opinion expressed herein is as of the date hereof and we assume no obligation to update or supplement such opinion to reflect any facts or circumstances which may hereafter come to our attention or changes in law which may hereafter occur or become effective.

          (d) The opinion expressed herein is furnished to you solely for use in connection with the Registration Statement.


We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Registration Statement.


Sincerely yours,


/s/ William P. Trenkle, Jr.
William P. Trenkle, Jr.

WPT/me